Exhibit 99.1

[EXECUTION COPY]

CREDIT AGREEMENT

Dated as of May 23, 2005

among

HEWITT ASSOCIATES L.L.C.,

as Borrower,

HEWITT ASSOCIATES, INC.,

as a Guarantor,

THE LENDERS PARTIES HERETO,

HARRIS TRUST AND SAVINGS BANK,

as Syndication Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WACHOVIA CAPITAL MARKETS, LLC,

and

HARRIS TRUST AND SAVINGS BANK (D/B/A HARRIS NESBITT)

as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		1
1.1	Definitions.	1
1.2	Computation of Time Periods.	16
1.3	Accounting Terms.	16

SECTION 2 CREDIT FACILITY		17
2.1	Revolving Loans.	17
2.2	Swingline Loan Subfacility.	18
2.3	Letter of Credit Subfacility.	20
2.4	Additional Loans.	23
2.5	Default Rate.	24
2.6	Extension and Conversion.	24
2.7	Prepayments.	25
2.8	Termination and Reduction of Commitments	26
2.9	Fees.	26
2.10	Computation of Interest and Fees.	27
2.11	Pro Rata Treatment and Payments.	27
2.12	Non-Receipt of Funds by the Administrative Agent.	29
2.13	Inability to Determine Interest Rate.	30
2.14	Illegality.	30
2.15	Requirements of Law.	31
2.16	Indemnity.	32
2.17	Taxes.	32
2.18	Indemnification; Nature of Issuing Lender’s Duties.	34
2.19	Replacement of Lenders.	35

SECTION 3 REPRESENTATIONS AND WARRANTIES		36
3.1	Organization and Qualification.	36
3.2	Subsidiaries.	36
3.3	Authority and Validity of Obligations.	37
3.4	Use of Proceeds; Margin Stock.	37
3.5	Financial Reports.	38
3.6	No Material Adverse Change.	38
3.7	Full Disclosure.	38
3.8	Good Title.	38
3.9	Litigation and Other Controversies.	39
3.10	Taxes.	39
3.11	Approvals.	39
3.12	Affiliate Transactions.	39
3.13	Investment Company; Public Utility Holding Company.	39
3.14	ERISA.	40
3.15	Compliance with Laws.	40
3.16	Other Agreements.	40
3.17	No Default.	40

i

3.18	Anti-Terrorism Laws.	40

SECTION 4 CONDITIONS		41
4.1	Conditions to Closing.	41
4.2	Conditions to All Extensions of Credit.	43

SECTION 5 COVENANTS		44
5.1	Maintenance of Business.	44
5.2	Maintenance of Properties.	44
5.3	Taxes and Assessments.	45
5.4	Insurance.	45
5.5	Financial Reports.	45
5.6	Inspection.	47
5.7	Interest Coverage Ratio.	48
5.8	Leverage Ratio.	48
5.9	Distributions.	48
5.10	Indebtedness.	48
5.11	Liens.	49
5.12	Investments, Acquisitions, Loans, Advances and Guaranties.	50
5.13	Use of Proceeds.	52
5.14	Mergers, Consolidations and Sales.	52
5.15	Maintenance of Subsidiaries.	53
5.16	ERISA.	53
5.17	Compliance with Laws.	53
5.18	Burdensome Contracts with Affiliates.	54
5.19	No Changes in Fiscal Year.	54
5.20	Amendments to Articles and Operating Agreement.	54
5.21	No Further Negative Pledges.	54

SECTION 6 EVENTS OF DEFAULT		55
6.1	Events of Default.	55
6.2	Non-Bankruptcy Defaults.	57
6.3	Bankruptcy Defaults.	57
6.4	Collateral for Undrawn Letters of Credit	57

SECTION 7 AGENCY PROVISIONS		58
7.1	Appointment.	58
7.2	Delegation of Duties.	58
7.3	Exculpatory Provisions.	59
7.4	Reliance by Administrative Agent.	59
7.5	Notice of Default.	59
7.6	Non-Reliance on Administrative Agent and Other Lenders.	60
7.7	Indemnification.	60
7.8	Administrative Agent in Its Individual Capacity.	61
7.9	Successor Administrative Agent.	61
7.10	Patriot Act Notice.	61
7.11	Other Agents, Arrangers and Managers.	62

SECTION 8 MISCELLANEOUS		62
8.1	Amendments and Waivers.	62
8.2	Notices.	64
8.3	No Waiver; Cumulative Remedies.	65
8.4	Survival of Representations and Warranties.	66
8.5	Payment of Expenses and Taxes.	66
8.6	Successors and Assigns; Participations; Purchasing Lenders.	67
8.7	Adjustments.	69
8.8	Table of Contents and Section Headings.	69
8.9	Counterparts.	70
8.10	Effectiveness.	70
8.11	Severability.	70
8.12	Integration.	70
8.13	GOVERNING LAW.	70
8.14	Consent to Jurisdiction and Service of Process.	70
8.15	Confidentiality.	71
8.16	Acknowledgments.	72
8.17	Waivers of Jury Trial.	72

SECTION 9 GUARANTY		72
9.1	The Guaranty.	72
9.2	Bankruptcy.	73
9.3	Nature of Liability.	73
9.4	Independent Obligation.	74
9.5	Authorization.	74
9.6	Reliance.	74
9.7	Waiver.	74
9.8	Limitation on Enforcement.	76
9.9	Confirmation of Payment.	76

SCHEDULES

Schedule 1.1-A	Form of Account Designation Letter
Schedule 1.1-B	Existing Letters of Credit
Schedule 2.1(a)	Lenders and Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.2(d)	Form of Swingline Note
Schedule 2.6	Form of Notice of Extension/Conversion
Schedule 2.17	Tax Exempt Certificate
Schedule 3.2	Subsidiaries
Schedule 4.1(d)	Form of Secretary’s Certificate
Schedule 5.5	Form of Officer’s Compliance Certificate
Schedule 5.12(j)	Existing Investments
Schedule 8.2	Lenders’ Lending Offices
Schedule 8.6(c)	Form of Commitment Transfer Supplement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of May 23, 2005 (the “Credit Agreement”), is by and among Hewitt Associates L.L.C., an Illinois limited liability company (the “Borrower”), Hewitt Associates, Inc., a Delaware corporation (“HAI”), the lenders named herein and such other lenders as may become a party hereto (collectively, the “Lenders” and individually, a “Lender”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Lenders provide a $200,000,000 revolving credit facility for the purposes hereinafter set forth; and

WHEREAS, the Lenders have agreed to make the requested credit facility available to the Borrower on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1 Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Account Designation Letter” means the Account Designation Letter dated as of the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Schedule 1.1-A.

“Acquired Business” means the entity or assets acquired by the Borrower, HAI or a Subsidiary in an Acquisition occurring after the Closing Date.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower, HAI or a Subsidiary is the surviving entity.

“Additional Loans” has the meaning set forth in Section 2.4.

“Administrative Agent” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Revolving Committed Amount” means the aggregate amount of Commitments in effect from time to time, being initially TWO HUNDRED MILLION DOLLARS ($200,000,000) (as such amount may be increased as provided in Section 2.4 or reduced as provided in Section 2.8 from time to time).

“Alternate Base Rate” means, for any day, the rate per annum equal to the greater of (a) the Federal Funds Rate in effect on such day plus  1/2 of 1% or (b) the Prime Rate in effect on such day. If for any reason the Administrative Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Alternate Base Rate Loans” means Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.18.

“Applicable Percentage” means, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee” and (d) the Facility Fee shall be the percentage set forth under the column “Facility Fee”:

Level	Leverage Ratio	Alternate Base Rate Margin for Revolving Loans	LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee	Facility Fee
I	≥ 1.50 to 1.0	0.00%	0.60%	0.150%
II	≥ 1.00 to 1.0 but < 1.50 to 1.0	0.00%	0.50%	0.125%
III	≥ 0.50 to 1.0 but < 1.00 to 1.0	0.00%	0.40%	0.100%
IV	< 0.50 to 1.0	0.00%	0.30%	0.075%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the financial information required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.5(a) and (b) and the corresponding financial officer’s certificate required by Section 5.5 (each an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. The initial Applicable Percentages shall be based on Level III until the first Interest Determination Date occurring after the Closing Date. After the Closing Date, if the Borrower shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Sections 5.5(a) and (b), the Applicable Percentage from such Interest Determination Date shall, on the date five (5) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Borrower” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which commercial banks are open for business in Charlotte, North Carolina, Chicago, Illinois, and New York, New York; except that when used in connection with a LIBOR Rate Loan, such day shall also be a day on which dealings between banks are carried on in London, England in deposits of Dollars.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

“Change of Control” means at any time: (a) HAI ceases to own, directly or indirectly, 100% of the membership interests of the Borrower; (b) any Person becomes the beneficial owner of Capital Stock of HAI representing more than 40% of the then outstanding Voting Stock of HAI; (c) the failure of Continuing Directors to constitute a majority of the board of directors (or similar governing body) of HAI; or (d) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for borrowed money of the Borrower, shall occur.

For purposes of the definition of Change of Control, “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include any Wholly-owned Subsidiary.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Commitment” means the Revolving Commitment, the LOC Commitment and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Percentage” means, for each Lender, a fraction (expressed as a decimal) the numerator of which is the Revolving Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time. The initial Commitment Percentages are set out on Schedule 2.1(a).

“Commitment Period” means the period from and including the Closing Date to but not including the earlier of (a) the Maturity Date, or (b) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.

“Commitment Transfer Supplement” means a Commitment Transfer Supplement substantially in the form of Schedule 8.6(c).

“Continuing Directors” means, initially, all members of the board of directors (or similar governing body) of HAI on the Closing Date. At and after the time of the first election of members after the Closing Date, and thereafter at and after the time of each subsequent election of members, the defined term “Continuing Directors” shall be deemed also to include any member whose initial nomination for election was approved by a majority of the members who were Continuing Directors at the time of such nomination.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with HAI or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Documents” means a collective reference to this Credit Agreement, the Notes, the LOC Documents, the Fee Letter, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (excluding, however, any Hedging Agreement).

“Credit Party Obligations” means, without duplication, (a) all of the obligations of HAI and the Borrower to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Credit Agreement or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to HAI or the Borrower, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all liabilities and obligations, whenever arising, owing from HAI or any of its Subsidiaries to any Hedging Agreement Provider arising under any Hedging Agreement permitted pursuant to Section 5.10(e).

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time, (a) has failed to make a Loan required pursuant to the terms of this Credit Agreement, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of the Credit Agreement or any other of the Credit Documents, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar proceeding.

“Dollars”	and “$” means dollars in lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, plus (ii) federal, state and local income taxes for such period, plus (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of HAI and its Subsidiaries, but excluding from such amount any gains on sales of assets recognized during such period.

“Eligible Line of Business” means any business engaged in as of the date of this Credit Agreement by the Borrower or any of its Subsidiaries or any business reasonably related to such a business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with HAI within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b) or (c) of the Code.

“Eurodollar Reserve Percentage” means for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 6.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Facilities” means, collectively, (i) that certain Three Year Credit Agreement, dated as of September 27, 2002, by and among the Borrower, the several financial institutions from time to time party thereto, Harris Trust and Savings Bank, as administrative agent, Bank of Montreal, as arranger and Bank of America, N.A, as syndication agent and (ii) that certain 364-Day Credit Agreement, dated as of September 27, 2002, by and among the Borrower, the several financial institutions from time to time party thereto, and Harris Trust and Savings Bank, as administrative agent.

“Existing Letters of Credit” means the letters of credit outstanding on the Closing Date and identified on Schedule 1.1-B hereto.

“Extension of Credit” means, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Facility Fee” has the meaning set forth in Section 2.9(a).

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement, dated as of April 7, 2005, among the Administrative Agent, Harris Trust and Savings Bank, the Joint Lead Arrangers and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Fees” means all fees payable pursuant to Section 2.9.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Government Acts” has the meaning set forth in Section 2.18(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Hedging Agreement” shall mean any Hedging Agreement between the Borrower, HAI or any Subsidiary and a Hedging Agreement Provider, as amended, restated, amended and restated, modified, supplemented or extended from time to time.

“Guaranteed Parties” shall mean the Lenders and the Hedging Agreement Providers.

“Guarantor” shall mean HAI.

“Guaranty” by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing any Indebtedness, dividend or other financial obligation (including, without limitation, limited or full recourse obligations in connection with sales of receivables or any other Property) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any Property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such

Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Credit Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation at the time the amount of the Guaranty is being determined or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty at the time the amount of the Guaranty is being determined.

“HAI” means Hewitt Associates, Inc., a Delaware corporation.

“Hedging Agreement Provider” means any Person that enters into a Hedging Agreement with the Borrower, HAI or any of their Subsidiaries that is permitted by Section 5.10(e) to the extent such Person is a (a) Lender, (b) an Affiliate of a Lender or (c) any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.

“Hedging Agreements” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Hostile Acquisition” means the acquisition of the Capital Stock of a Person through a tender offer or similar solicitation of the owners of such Capital Stock which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation.

“Indebtedness” means for any Person, (i) obligations of such Person for borrowed money, (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business on terms customary in the trade, (iii) obligations of such Person evidenced by notes, acceptances, or other instruments of such Person or pursuant to letters of credit issued for such Person’s account, (iv) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (v) Capitalized Lease Obligations of such Person, and (vi) obligations or “Indebtedness” described in the foregoing clauses (i) through (v) for which such Person is obligated pursuant to a Guaranty.

“Interest Coverage Ratio” means, as of any date, the ratio of (x) the sum of (i) EBITDA for the then most-recently ended four fiscal quarters of HAI, plus (ii) Rental Expense for such four fiscal quarters to (y) the sum of (i) Interest Expense for such four fiscal quarters, plus (ii) Rental Expense for such four fiscal quarters.

“Interest Expense” means with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations, but excluding such interest expense not payable in cash, including without limitation amortization of debt discount and debt issuance costs not paid in cash) of HAI and its Subsidiaries for such period determined in accordance with GAAP.

“Interest Payment Date” means (a) as to any Alternate Base Rate Loan or Swingline Loan, the last day of each March, June, September and December and on the Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” means, as to any LIBOR Rate Loan, a period of one, two, three or six months duration, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals); provided, however, (i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month, (iii) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan, (iv) any Interest Period in respect of any Loan that would otherwise extend beyond the Maturity Date is due on the Maturity Date and (v) no more than ten (10) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Issuing Lender” means (a) with respect to any Existing Letter of Credit, Harris Trust and Savings Bank, as the issuer of such Letter of Credit, and (b) with respect to any Letter of Credit issued after the Closing Date, Wachovia. If Wachovia is unable to issue any Letter of Credit, the Borrower and Wachovia may appoint a new Lender to become an Issuing Lender.

“Issuing Lender Fees” has the meaning set forth in Section 2.9(c).

“Joint Lead Arrangers” means Wachovia Capital Markets, LLC and Harris Trust and Savings Bank (d/b/a Harris Nesbitt), together with their successors and assigns.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, and their successors and assigns.

“Letter of Credit Fee” has the meaning set forth in Section 2.9(b).

“Letters of Credit” means any Existing Letter of Credit and any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such Letter of Credit may be amended, restated, modified, extended, renewed or replaced from time to time.

“Leverage Ratio” means, on any date, the ratio of (i) Total Debt on and as of such date to (ii) EBITDA for then most-recently ended four fiscal quarters of HAI.

“LIBOR” means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” means, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office shown on Schedule 8.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means a Revolving Loan, and/or Swingline Loan, as appropriate.

“LOC Commitment” means the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Commitment Percentage” means, for each Lender, the percentage identified as its LOC Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 8.6(c).

“LOC Committed Amount” means, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.3 and, individually, the amount of each Lender’s LOC Commitment as specified in Schedule 2.1(a).

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guaranties or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.

“LOC Obligations” means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory Borrowing” with respect to (a) Swingline Loans, has the meaning set forth in Section 2.2(b) and (b) with respect to Letters of Credit, the meaning set forth in Section 2.3(e).

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of HAI and its Subsidiaries taken as a whole.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower, individually, or HAI and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its material obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Credit Document to which it is a party.

“Maturity Date” means, as to each Lender, the fifth anniversary of the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Net Income” means, with reference to any period, the net income (or net loss) of HAI and its Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP, and, without limiting the foregoing, after deduction from gross income of all expenses and reserves, including reserves for all taxes on or measured by income, but excluding any extraordinary profits or losses and also excluding any taxes on such profits.

“Note” or “Notes” means the promissory notes of the Borrower in favor of each of the Lenders that request such notes (a) evidencing the Revolving Loans in substantially the form attached as Schedule 2.1(e) or (b) evidencing the Swingline Loans in substantially the form attached as Schedule 2.2(d), with the foregoing individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), as required by Section 2.1(b)(i).

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Schedule 2.6, as required by Section 2.6.

“Operating Agreement” has the meaning set forth in Section 3.1.

“Other Senior Debt” means, collectively, the following: (a) Hewitt Associates LLC-$50,000,000 Senior Notes due May 30, 2008; (b) Hewitt Associates LLC-$15,000,000 7.94% Senior Notes, Series A, Tranche 1 due March 30, 2007; $35,000,000-8.08% Senior Notes, Series A, Tranche 2 due March 30, 2012; (c) Hewitt Associates LLC $10,000,000 8.11% Senior Notes, Series B, due June 30, 2010; (d) Hewitt Associates LLC $15,000,000 7.93% Senior Notes, Series C, due June 30, 2007; (e) Hewitt Associates LLC $10,000,000 7.65% Senior Notes, Series D due October 15, 2005; and (f) Hewitt Associates LLC $15,000,000 7.90% Senior Notes, Series E due October 15, 2010.

“Participant” means the meaning set forth in Section 8.6(b).

“Participation Interest” means the purchase by a Lender of a participation interest in Swingline Loans as provided in Section 2.2(b)(ii) or in Letters of Credit as provided in Section 2.3(c).

“Patriot Act” shall have the meaning set forth in Section 7.10.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” means any Acquisition so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom at the time of such Acquisition.

“Permitted Receivables Securitization” means a limited recourse or non-recourse sale, assignment or contribution of accounts receivable and related records, collateral and rights of HAI and/or its Subsidiaries to one or more special purposes entities, in connection with the issuance of obligations by any such special purpose entity secured by such assets, the proceeds of the issuance of which obligations shall be made available, directly or indirectly, to HAI and/or its Subsidiaries.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which HAI or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Wachovia as its prime commercial lending rate in effect at its principal office in Charlotte, North Carolina, with each change in the Prime Rate being effective on the date such change is publicly announced as effective (it being understood and agreed that the Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by the Administrative Agent to any debtor).

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Purchasing Lenders” has the meaning set forth in Section 8.6(c).

“Register” has the meaning set forth in Section 8.6(d).

“Regulation D, T, U, or X” means Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Fund” means, with respect to any Lender, any fund or trust or entity that invests in commercial bank loans in the ordinary course of business and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender, (c) any other Lender or any Affiliate thereof or (d) the same investment advisor as any Person described in clauses (a) through (c).

“Rental Expense” means, with reference to any period, the aggregate amount of fixed rentals and other consideration payable by HAI and its Subsidiaries during such period under all leases of Property (other than Capital Leases), determined in accordance with GAAP.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived.

“Required Lenders” means, at any time, Lenders having more than fifty percent (50%) of the Revolving Commitments, or if the Revolving Commitments have been terminated, Lenders having more than fifty percent (50%) of the aggregate principal amount of Revolving Loans and Participation Interests (including Participation Interests of the Issuing Lender in any Letters of Credit and of the Swingline Lender in any Swingline Loans); provided that the Commitments of, and outstanding principal amount of Loans owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

“Responsible Officer” means any of the chief executive officer, chief financial officer, general counsel or chief administrative officer of the Borrower or HAI, as applicable.

“Restricted Subsidiary” shall mean any Subsidiary of HAI (including the Borrower) which, as of the time of determination of whether such Subsidiary is a Restricted Subsidiary, either accounts for 10% or more of total revenues of HAI and its Subsidiaries for the most recent four full fiscal quarters of HAI then ended or accounts for 10% or more of the total assets of HAI and its Subsidiaries at the time of determination.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to such Lender’s Revolving Committed Amount as specified in Schedule 2.1(a), as such amount may be increased or reduced from time to time in accordance with the provisions hereof.

“Revolving Committed Amount” means the amount of each Lender’s Commitment as specified in Schedule 2.1(a), as such amount may be increased or reduced from time to time in accordance with the provisions hereof.

“Revolving Loans” has the meaning set forth in Section 2.1(a).

“Revolving Note” or “Revolving Notes” means the promissory note of the Borrower evidencing the Revolving Loans provided pursuant to Section 2.1(a), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries. Unless otherwise identified, “Subsidiary” or “Subsidiaries” means Subsidiaries of HAI.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.2(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” means the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.2(a).

“Swingline Lender” means Wachovia, in its capacity as such.

“Swingline Loan” or “Swingline Loans” has the meaning set forth in Section 2.2(a).

“Swingline Note” means the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.2(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Tax Exempt Certificate” means a certificate substantially in the form of Schedule 2.17.

“Taxes” has the meaning set forth in Section 2.17.

“Total Assets” means the aggregate of all items which would be listed as assets on a balance sheet of HAI and its Subsidiaries prepared on a consolidated basis in accordance with GAAP.

“Total Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness of HAI and its Subsidiaries determined without duplication on a consolidated basis.

“Transfer Effective Date” has the meaning set forth in each Commitment Transfer Supplement.

“Type” means, as to any Loan, its nature as an Alternate Base Rate Loan, LIBOR Rate Loan or Swingline Loan, as the case may be.

“Voting Stock” of any Person means Capital Stock of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Wachovia” means Wachovia Bank, National Association and its successors.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of Capital Stock (other than directors’ qualifying shares as required by law) are owned by HAI and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

1.2 Computation of Time Periods.

All time references in this Credit Agreement and the other Credit Documents shall be to Charlotte, North Carolina time unless otherwise indicated. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement (including, without limitation, calculation of the financial covenants set forth in Sections 5.7 and 5.8) shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 5.5 (or, prior to the delivery of the first financial statements pursuant to Section 5.5, consistent with the annual audited financial statements referenced in Section 3.5); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within thirty (30) days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

SECTION 2

CREDIT FACILITY

2.1 Revolving Loans.

(a) Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Loans in Dollars (the “Revolving Loans”) to the Borrower from time to time in the amount of such Lender’s Commitment Percentage of such Loans for the purposes hereinafter set forth; provided that (i) with regard to the Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate Revolving Committed Amount, and (ii) with regard to each Lender individually, the sum of the aggregate principal amount of such Lender’s Commitment Percentage of outstanding Revolving Loans plus such Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Lender’s LOC Commitment Percentage of LOC Obligations shall not exceed such Lender’s Revolving Committed Amount. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent not later than 1:00 P.M. on the Business Day of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Loan requested, then such notice shall be deemed to be a request for a Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts. Each Revolving Loan shall be in a minimum aggregate principal amount of (A) in the case of LIBOR Rate Loans, $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less) and (B) in the case of Alternate Base Rate Loans, $1,000,000 and integral multiples of $500,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less).

(iii) Advances. Each Lender will make its Commitment Percentage of each Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 8.2, or at such office as the Administrative Agent may designate in writing, by 3:00 P.M. on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the end of the Business Day by the Administrative Agent by crediting the account designated by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. The principal amount of all Loans shall be due and payable in full on the Maturity Date.

(d) Interest. Subject to the provisions of Section 2.5:

(i) Alternate Base Rate Loans. During such periods as Loans shall be comprised in whole or in part of Alternate Base Rate Loans, such Alternate Base Rate Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage; and

(ii) LIBOR Rate Loans. During such periods as Loans shall be comprised in whole or in part of LIBOR Rate Loans, such LIBOR Rate Loans shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage.

Interest on Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e) Notes. The Loans shall be further evidenced by a duly executed Revolving Note in favor of each Lender in the form of Schedule 2.1(e) attached hereto, if requested by such Lender.

2.2 Swingline Loan Subfacility.

(a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed TEN MILLION DOLLARS ($10,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. The Swingline Lender will make Swingline Loans available to the Borrower on any Business Day upon request made by the Borrower not later than 1:00 P.M. on such Business Day. A notice of request for Swingline Loan borrowing shall be made in the form of Schedule 2.1(b)(i) with appropriate modifications. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of any Event of Default described in Section 6.1(i) or (j), (C) upon acceleration of the Credit Party Obligations hereunder, whether on account of an Event of Default described in Section 6.1(i) or (j) or any other Event of Default and (D) the exercise of remedies in accordance with the provisions of Section 6 (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as a “Mandatory Borrowing”). Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (A) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (B) whether any conditions specified in Section 4.2 are then satisfied, (C) whether a Default or an Event of Default then exists, (D) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (E) the date of such Mandatory Borrowing, or (F) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 6), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c) Interest on Swingline Loans. Subject to the provisions of Section 2.5, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Margin for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed Swingline Note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.2(d).

2.3 Letter of Credit Subfacility.

(a) Issuance. The Existing Letters of Credit have been previously issued by the applicable Issuing Lender and subject to the terms and conditions hereof and of the LOC Documents (other than the Existing Facilities), if any, and any other terms and conditions which the Issuing Lender may reasonably require in accordance with its customary business practices. During the Commitment Period the Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form reasonably acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed ONE-HUNDRED MILLION DOLLARS ($100,000,000) (the “LOC Committed Amount”), (ii) the sum of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations shall not at any time exceed the Aggregate Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for lawful purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, commercial letters of credit and trade letters of credit. Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date which is six (6) Business Days prior to the Maturity Date; provided that after termination of the Commitments hereunder, if agreed to by the Issuing Lender and the Borrower, certain Letters of Credit may remain outstanding if cash collateralized pursuant to Section 6.4; provided, further, that no Lender shall have a risk participation interest in, or other obligation with respect to, any such Letter of Credit that has been cash collateralized after termination of the Commitments hereunder. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of

Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $500,000 or such lesser amount as the Issuing Lender may agree. The Existing Letters of Credit shall, as of the Closing Date, be deemed to have been issued pursuant hereto as “Letters of Credit” hereunder and subject to and governed by the terms and conditions of this Credit Agreement. Notwithstanding any term in this Credit Agreement or in the LOC Documents to the contrary, the Existing Letters of Credit issued by Harris Trust and Savings Bank shall not be renewed or extended beyond the applicable expiration dates in effect on the Closing Date; provided, however, that the Existing Letters of Credit may be replaced upon expiration with Letters of Credit newly issued hereunder by the Issuing Lender.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c) Participations. Each Lender (i) on the Closing Date with respect to the Existing Letters of Credit and (ii) upon issuance of any other Letter of Credit shall be deemed to have purchased without recourse a risk participation from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its LOC Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to the Issuing Lender its LOC Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender within one (1) Business Day of the drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the

Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage plus two percent (2%). Unless the Borrower shall promptly notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Lender’s LOC Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate. Each Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment with Loans. On any day on which the Borrower shall have requested, or been deemed to have requested a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 6.2) pro rata based on each Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 6.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for a Revolving Loan to be made by the time otherwise required in Section 2.1(b)(i), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Aggregate Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable by such Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g) Letter of Credit Governing Law. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(h) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application and any LOC Documents relating to the Existing Letters of Credit), this Credit Agreement shall control.

2.4 Additional Loans.

Subject to the terms and conditions set forth herein, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the right during the period from the Closing Date until the date one Business Day prior to the Maturity Date, to incur additional Indebtedness (the “Additional Loans”) under this Credit Agreement in the form of one or more increases to the Aggregate Revolving Committed Amount by an aggregate amount of up to $100,000,000 (for a total Aggregate Revolving Committed Amount of up to $300,000,000). The following terms and conditions shall apply to all Additional Loans: (a) the loans made under any such Additional Loan shall constitute Credit Party Obligations, (b) such Additional Loan shall have the same terms (including interest rate) as the existing Loans, (c) any such Additional Loan shall be entitled to the same voting rights as the existing Loans and shall be entitled to receive proceeds of prepayments on the same basis as comparable Loans, (d) any such

Additional Loan shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (e) such Additional Loan shall be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof, (f) the Borrower shall execute such promissory notes as are necessary and requested by the Lenders to reflect the Additional Loans, (g) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied and (h) the Administrative Agent shall have received from the Borrower updated financial projections and an officer’s certificate, in each case in form and substance satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Additional Loan, the Borrower will be in compliance with the financial covenants set forth in Sections 5.7 and 5.8. Participation in any Additional Loan shall be offered first to each of the existing Lenders, but each such Lender shall have no obligation to provide all or any portion of any such Additional Loan. If the amount of any Additional Loan requested by the Borrower shall exceed the commitments which the existing Lenders are willing to provide with respect to such Additional Loan, then the Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Credit Agreement as Lenders hereunder for the portion of such Additional Loan not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Borrower may reasonably request. The existing Lenders shall make such assignments (which assignments shall not be subject to the requirements set forth in Section 8.6(c)) of the outstanding Loans and Participation Interests to the Lenders providing any Additional Loan so that, after giving effect to such assignments, each Lender (including the Lenders providing the Additional Loans) will hold Loans and Participation Interests equal to its Commitment Percentage of all outstanding Loans and LOC Obligations. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any Additional Loan.

2.5 Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall, upon the election of the Required Lenders (except with respect to an Event of Default occurring under Section 6.1(i) or (j), in which case such interest rate increase shall be immediate) bear interest, payable on demand, at a per annum rate 2% greater than the interest rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the Alternate Base Rate plus the Applicable Percentage).

2.6 Extension and Conversion.

The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another Type; provided, however, that (a) except as expressly provided otherwise in this Credit Agreement, LIBOR Rate Loans may be converted into Alternate Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) LIBOR Rate Loans may be extended, and Alternate Base Rate Loans may be converted into LIBOR Rate Loans, only if the conditions in Section 4.2 have been satisfied and (c) Loans extended as, or converted into, LIBOR Rate Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii). Any request for extension or conversion of a LIBOR Rate Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 1:00 P.M. on the Business Day of, in the case of the conversion of a LIBOR Rate Loan into a Alternate Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a LIBOR Rate Loan as, or conversion of a Alternate Base Rate Loan into, a LIBOR Rate Loan, the date of the proposed extension or conversion, specifying (i) the date of the proposed extension or conversion, (ii) the Loans to be so extended or converted, (iii) the Types of Loans into which such Loans are to be converted and, if appropriate and (iv) the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in Section 4.2. In the event the Borrower fails to request extension or conversion of any LIBOR Rate Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such LIBOR Rate Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

2.7 Prepayments.

(a) Voluntary Repayments. Revolving Loans and Swingline Loans may be repaid in whole or in part without premium or penalty; provided that (i) LIBOR Rate Loans may be repaid only upon three (3) Business Days’ prior written notice to the Administrative Agent, and Alternate Base Rate Loans may be repaid only upon at least one (1) Business Day’s prior written notice to the Administrative Agent, (ii) repayments of LIBOR Rate Loans must be accompanied by payment of any amounts owing under Section 2.16, and (iii) partial repayments of the LIBOR Rate Loans shall be in minimum principal amount of $5,000,000, and in integral multiples of $1,000,000 in excess thereof and partial repayments of Alternate Base Rate Loans shall be in minimum principal amount of $1,000,000 and in integral multiples of $500,000 in excess thereof

(b) Mandatory Prepayments. If at any time, the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall exceed the Aggregate Revolving Committed Amount, the Borrower shall immediately make payment on the Loans in an amount sufficient to eliminate the deficiency.

(c) Application. Unless otherwise specified by the Borrower, voluntary repayments and mandatory prepayments made hereunder shall be applied first to Alternate Base Rate Loans, then to LIBOR Rate Loans in direct order of Interest Period maturities and second (after all Loans have been repaid) to a cash collateral account in respect of LOC Obligations. Amounts repaid on the Swingline Loan and the Revolving Loans may be reborrowed in accordance with the provisions hereof.

(d) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.7 shall not affect the Borrower’s obligation to continue to make payments under any Hedging Agreement with a Hedging Agreement Provider, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.

2.8 Termination and Reduction of Commitments

(a) Voluntary Reductions. The Commitments may be terminated or permanently reduced by the Borrower in whole or in part upon three (3) Business Days’ prior written notice to the Administrative Agent; provided that (i) after giving effect to any voluntary reduction, the aggregate principal amount of Loans plus LOC Obligations outstanding shall not exceed the Aggregate Revolving Committed Amount, as reduced, and (ii) partial reductions shall be in minimum principal amounts of $5,000,000, and in integral multiples of $1,000,000 in excess thereof; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the then outstanding aggregate principal amount of the Revolving Loans plus Swingline Loans plus LOC Obligations would exceed the Aggregate Revolving Committed Amount.

(b) Mandatory Reduction. The Revolving Commitment, the LOC Commitment and the Swingline Commitment shall automatically terminate on the Maturity Date.

2.9 Fees.

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders holding Commitments, a facility fee (the “Facility Fee”) equal to the Applicable Percentage per annum times the actual daily amount of the Aggregate Revolving Committed Amount (or, if the Commitments have terminated, on the outstanding amount of all Revolving Loans, Swingline Loans and LOC Obligations), regardless of usage. The Facility Fee shall accrue at all times during the Commitment Period (and thereafter so long as any Revolving Loans, Swingline Loans or LOC Obligations remain outstanding), including at any time during which one or more of the conditions in Section 4 is not met, and shall be due and payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

(b) Letter of Credit Fee. In consideration of the LOC Commitments, the Borrower agrees to pay to the Issuing Lender a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Lenders (including the Issuing Lender) the Letter of Credit Fee. The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

(c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) above, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders (i) a fronting fee of one-tenth of one percent (0.10%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it, such fee to be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter and (ii) the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

(d) Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative agent fee as described in the Fee Letter.

2.10 Computation of Interest and Fees.

(a) Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

2.11 Pro Rata Treatment and Payments.

(a) Each borrowing of Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment under this Credit Agreement or any Loan shall be applied (i) first, to any Fees then due and owing, (ii) second, to interest then due and owing in respect of the Loans of the Borrower and (iii) third, to principal then due and owing hereunder and under the Loans of the Borrower. Each payment on account of the Facility Fees or the Letter of Credit Fees shall be made pro rata in accordance with the respective amounts due and owing. Each payment by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective amounts due and owing hereunder. Each voluntary repayment and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.17(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified in Section 8.2 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b) Allocation of Payments After Event of Default. Notwithstanding any other provision of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest (including, without limitation, accrued fees and interest arising under any Hedging Agreement with a Hedging Agreement Provider);

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations (including, without limitation, (i) the payment or cash collateralization of the outstanding LOC Obligations and (ii) any breakage, termination or other payments due under a Hedging Agreement with a Hedging Agreement Provider and any interest accrued thereon);

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to the Borrower or whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Lenders and/or Hedging Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans, LOC Obligations and obligations payable under all Hedging Agreements with a Hedging Agreement Provider) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above.

2.12 Non-Receipt of Funds by the Administrative Agent.

(a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Revolving Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall pay by 3:00 P.M. the next Business Day such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

(b) Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent at a per annum rate equal to, if repaid to the Administrative Agent within two (2) days from the date such amount was made available by the Administrative Agent, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate.

(c) A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.12 shall be conclusive in the absence of manifest error.

2.13 Inability to Determine Interest Rate.

Notwithstanding any other provision of this Credit Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent (it being acknowledged and agreed that the Administrative Agent or the Required Lenders, as applicable, shall give prompt notice to the Borrower or the Administrative Agent, as applicable, when the conditions which gave rise to the determination made pursuant to Section 2.13(a) or (b) shall no longer be applicable) no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

2.14 Illegality.

Notwithstanding any other provision of this Credit Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist (it being acknowledged and agreed that such Lender shall give prompt notice to the Administrative Agent when the condition or situation which gave rise to the suspension no longer exists), and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law to Alternate Base Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits)

reasonably incurred by such Lender including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

2.15 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject such Lender to any tax of any kind whatsoever with respect to any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, within fifteen (15) days after its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender in its sole discretion to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.

(c) The agreements in this Section 2.15 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder. The Borrower shall not be required to compensate any Lender pursuant to this Section 2.15 for any additional costs or reduced amounts incurred more than 180 days after the date that such Lender becomes aware of the events giving rise to such additional costs or reduced amounts.

2.16 Indemnity.

The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any actual funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any repayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a repayment or prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, repayment, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section 2.16 shall survive termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

2.17 Taxes.

(a) All payments made by the Borrower hereunder or under any Note will be, except as provided in Section 2.17(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 8.6 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either Internal Revenue Service Form W-8BEN or W-8ECI as set forth in clause (i) above, or (x) a Tax Exempt Certificate and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Credit Agreement and under any Note. In addition, each Lender agrees that it will deliver upon the Borrower’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.17(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.17(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the

Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.17(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.17, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.17(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(d) If the Borrower pays any additional amount pursuant to this Section 2.17 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower. In the event that no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this Section 2.17, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.17 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.17 to the Borrower or any other party.

(e) The agreements in this Section 2.17 shall survive the termination of this Credit Agreement and the payment of the Notes and all other amounts payable hereunder.

2.18 Indemnification; Nature of Issuing Lender’s Duties.

(a) In addition to its other obligations under Section 2.3, the Borrower hereby agrees to protect, indemnify, pay and hold the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, except to the extent resulting from the gross negligence or willful misconduct of the Issuing Lender or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

(b) As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of Government Acts. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

(d) Nothing in this Section 2.18 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.3. The obligations of the Borrower under this Section 2.18 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 2.18, the Borrower shall have no obligation to indemnify or release the liability of any Issuing Lender in respect of any liability incurred by such Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction.

2.19 Replacement of Lenders.

The Borrower shall be permitted to replace with a financial institution reasonably acceptable to the Administrative Agent any Lender (other than Wachovia) that (a) requests reimbursement for amounts owing pursuant to 2.14, 2.15, or 2.17, (b) is then in default of its obligation to make Loans hereunder, or (c) that fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires (A) the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent or (B) the approval of the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.14, 2.15, or 2.17, as applicable, so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14, 2.15, or 2.17, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.16 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14, 2.15, or 2.17, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. In the event any replaced Lender fails to execute the agreements required under Section 8.6 in connection with an assignment pursuant to this Section 2.19, the Borrower may, upon two (2) Business Days’ prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.

SECTION 3

REPRESENTATIONS AND WARRANTIES

The Borrower and HAI represent and warrant to the Lenders as follows:

3.1 Organization and Qualification.

The Borrower and HAI are duly organized, validly existing and in good standing as a limited liability company or corporation, as applicable, under the laws of its state of organization, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the failure to be so licensed or qualified could reasonably be expected to have a Material Adverse Effect.

3.2 Subsidiaries.

Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the failure to be so licensed or qualified could reasonably be expected to have a Material Adverse Effect. Schedule 3.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its Capital Stock owned by HAI and its Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized Capital Stock and the number of shares of each class issued and outstanding. All of the outstanding shares of Capital Stock of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.2 as owned by HAI or a Subsidiary are owned, beneficially and of record, by HAI or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Restricted Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of Capital Stock of any Restricted Subsidiary. Each Domestic Subsidiary which is a Restricted Subsidiary (if any) is identified on Schedule 3.2. As of the Closing Date, no Domestic Subsidiaries which are Restricted Subsidiaries exist.

3.3 Authority and Validity of Obligations.

The Borrower and HAI have full right and authority to enter into this Credit Agreement and the other Credit Documents to which it is a party and to perform all of its obligations hereunder and under the other Credit Documents. Without limiting the generality of the foregoing, the Borrower has full right, power and authority to make the borrowings herein provided for and to issue the Notes in evidence thereof and to apply for the issuance of Letters of Credit. The Credit Documents have been duly authorized, executed and delivered by the Borrower and HAI and constitute valid and binding obligations of the Borrower and HAI enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Credit Agreement and the other Credit Documents do not, nor does the performance or observance by the Borrower or HAI of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or HAI or any provision of the organizational documents of the Borrower or HAI or any Material covenant, indenture or agreement of or affecting the Borrower or HAI or any of their Properties, or result in the creation or imposition of any Lien on any Property of the Borrower or HAI.

3.4 Use of Proceeds; Margin Stock.

The Borrower shall use the proceeds of the Loans and other Extensions of Credit made available hereunder to refinance any obligations outstanding under the Existing Facilities, for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws, the Borrower’s organizational documents and the terms of this Credit Agreement. Neither the Borrower, HAI nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other Extension of Credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

3.5 Financial Reports.

The consolidated balance sheet of HAI and its Subsidiaries as at September 30, 2004, and the related consolidated statements of income, retained earnings and cash flows of HAI and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young LLP, independent public accountants, and the unaudited interim consolidated balance sheet of HAI and its Subsidiaries as at December 31, 2004 and the related consolidated statements of income, retained earnings and cash flows of HAI and its Subsidiaries for the three (3) months then ended, heretofore furnished to the Lenders, fairly present the consolidated financial condition of HAI and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis. Neither the Borrower, HAI nor any of their Subsidiaries has contingent liabilities which are Material other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 5.5.

3.6 No Material Adverse Change.

Since September 30, 2004, there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

3.7 Full Disclosure.

The Borrower and HAI have delivered true and correct copies of their organizational documents to the Lenders and said organizational documents remain in full force and effect and have not been revised or amended. The written statements and information furnished to the Lenders in connection with the negotiation of this Credit Agreement and the other Credit Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain, when taken as a whole, any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Lenders acknowledging that as to any projections furnished to Lenders, the Borrower and HAI only represent that the same were prepared on the basis of information and estimates the Borrower and HAI believed to be reasonable at the time when made.

3.8 Good Title.

Each of the Borrower, HAI and their Subsidiaries each have good and defensible title to their assets as reflected on the most recent consolidated balance sheet of HAI and its Subsidiaries furnished to the Lenders (except for sales of assets by HAI and its Subsidiaries in the ordinary course of business or otherwise permitted hereunder), subject to no Liens other than such thereof as are permitted by Section 5.11.

3.9 Litigation and Other Controversies.

There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of HAI or the Borrower threatened, against HAI or the Borrower or any Subsidiary which if adversely determined could reasonably be expected to result in a Material Adverse Effect.

3.10 Taxes.

All tax returns required to be filed by the Borrower, HAI or any of their Subsidiaries in any jurisdiction have, in fact, been filed (or extensions therefor have been timely obtained), and all taxes, assessments, fees and other governmental charges upon the Borrower, HAI or any of their Subsidiaries or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid. The Borrower and HAI do not know of any proposed additional tax assessment against it or their Subsidiaries for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and HAI and each of their Subsidiaries have been made for all open years, and for its current fiscal period. The United States income tax returns of the Borrower and its Subsidiaries have been closed by the Internal Revenue Service through the fiscal year ended September 30, 2001.

3.11 Approvals.

No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the members or stockholders of HAI, the Borrower or any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower and HAI of this Credit Agreement or any other Credit Document.

3.12 Affiliate Transactions.

Neither the Borrower, HAI nor any of their Subsidiaries is a party to any contracts or agreements with any of its Affiliates (other than HAI and its Subsidiaries) on terms and conditions which are less favorable to HAI or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

3.13 Investment Company; Public Utility Holding Company.

Neither the Borrower, HAI nor any of their Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended. The Borrower is not in breach of the preceding sentence despite the fact that the Borrower is an Affiliate of (i) Hewitt Series Trust, a registered open-end investment company, for whom the Borrower acts as Hewitt Series Trust’s administrator and shareholder servicing administrative agent, and (ii) Hewitt Financial Services LLC, for whom the Borrower acts as Hewitt Financial Services LLC’s distributor.

3.14 ERISA.

Each of the Borrower, HAI and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower, HAI nor any of their Subsidiaries has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Article 6 of Title I of ERISA and except for post-retirement benefit obligations for retiree health care benefits estimated to be less than $13,000,000 in total as of September 30, 2004.

3.15 Compliance with Laws.

Each of the Borrower, HAI and their Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances) the non-compliance with any of which laws, rules or regulations could reasonably be expected to have a Material Adverse Effect. Neither the Borrower, HAI nor any of their Subsidiaries has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

3.16 Other Agreements.

Neither the Borrower, HAI nor any of their Subsidiaries is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, HAI, any such Subsidiary or any of their Properties, which default if uncured could reasonably be expected to have a Material Adverse Effect.

3.17 No Default.

No Default or Event of Default has occurred and is continuing.

3.18 Anti-Terrorism Laws.

(a) Neither the making of the Extensions of Credit hereunder nor the Borrower’s use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or is in violation of any Federal statute or Presidential Executive Order, including without limitation Executive Order 13224 66 Fed. Reg. 49079 (September 25, 2001) (Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism) (collectively, “Anti-Terrorism Laws”).

(b) None of the Borrower, HAI, Subsidiaries of the Borrower or HAI or Affiliates of the Borrower or HAI are (i) named on the United States Department of the Treasury’s Specially Designated Nationals or Blocked Persons list available through http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or as otherwise published from time to time, or (ii) (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to sanctions under a program specified on http://www.treas.gov/offices/eotffc/ofac/ anctions/index.html or as otherwise published from time to time, as such program may be applicable to such agency, organization, or person.

SECTION 4

CONDITIONS

4.1 Conditions to Closing.

This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit is subject to, the satisfaction of the following conditions precedent:

(a) Execution of Credit Agreement and Credit Documents. Receipt by the Administrative Agent of (i) multiple counterparts of this Credit Agreement and (ii) for the account of each Lender that requests a Revolving Note, a Revolving Note in favor of such Lender and for the account of the Swingline Lender, a Swingline Note, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

(b) Legal Opinion. Receipt by the Administrative Agent of a legal opinion of counsel to the Borrower and HAI relating to this Credit Agreement and the other Credit Documents and the transactions contemplated herein and therein, in form and substance reasonably acceptable to the Administrative Agent, which opinion shall include, without limitation, an opinion that the execution, delivery and performance of the Credit Documents and the performance of the transactions contemplated thereby will not conflict with, result in a breach of, require any consent or permit any acceleration of (or require repayment of) any material Indebtedness of the Borrower or under any of the Borrower’s organizational documents and material agreements.

(c) Absence of Legal Proceedings. The absence of any Material pending or, to the best knowledge of the Borrower and HAI, threatened action, suit, investigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to the Borrower, HAI or any of their Subsidiaries.

(d) Authority Documents. Receipt by the Administrative Agent of the following (or their equivalent), each (other than with respect to clause (iv)) certified by a Responsible Officer of HAI as of the Closing Date to be true and correct and in force and effect pursuant to a certificate substantially in the form attached hereto as Schedule 4.1(d):

(i) Articles. A copy of the articles of incorporation or other charter documents, as applicable, of the Borrower and HAI certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its corporation or organization, as applicable.

(ii) Consent. A copy of the consent of the managing body of the Borrower and HAI approving and adopting the respective Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof.

(iii) Operating Agreement. A copy of the operating agreement or bylaws of the Borrower and HAI certified by a secretary of such party as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. A copy of a certificate of good standing, existence or its equivalent of the Borrower and HAI certified as of a recent date by the appropriate Governmental Authorities of the state of organization and each other State in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(e) Officer’s Certificate. Receipt by the Administrative Agent of a certificate, in form and substance reasonably satisfactory to it, of a Responsible Officer certifying that (i) the Borrower is solvent as of the Closing Date and (ii) HAI, on a consolidated basis with its Subsidiaries, is in pro forma compliance with all of the financial covenants in Sections 5.7 and 5.8 both before and after giving effect to any Extensions of Credit to be made on the Closing Date.

(f) Account Designation Letter. Receipt by the Administrative Agent of an executed counterpart of the Account Designation Letter.

(g) Financial Information. Receipt by the Administrative Agent of (i) 5-year financial and operational projections for the Borrower and its Subsidiaries together with a detailed explanation of all management assumptions contained therein, which projections shall be in form and substance satisfactory to the Administrative Agent and the Lenders, (ii) the final audited financial statements of HAI for the twelve-month period ending September 30, 2004 and (iii) the unaudited quarterly financial statements of HAI for the fiscal quarter(s) ending December 31, 2004 and March 31, 2005.

(h) Capital Structure/Other Documentation. Receipt by the Administrative Agent of any information requested by it relating to the corporate and capital structure of HAI and its Subsidiaries.

(i) Consents. The Administrative Agent shall have received evidence that all necessary governmental, corporate, shareholder and third party consents and approvals, if any, in connection with the financings and other transactions contemplated hereby have been received and no condition exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby.

(j) No Material Adverse Effect. No development or event shall have occurred since September 30, 2004, which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(k) Fees. Receipt by the Administrative Agent and the Lenders of all fees, if any, then owing pursuant to the Fee Letter, Section 2.9 and pursuant to any other Credit Document.

(l) Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act, including, without limitation, the identity of the Borrower, the name and address of the Borrower and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Borrower in accordance with the Patriot Act.

(m) Existing Facilities. The Administrative Agent shall have received evidence that all loans and obligations under the Existing Facilities have been paid in full and all commitments thereunder have been terminated.

(n) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agents and the Required Lenders.

4.2 Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Borrower herein or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects (other than such representations and warranties which have a materiality qualifier contained therein, in which case such representations and warranties shall be true and correct as written) on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date.

(c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the Swingline Loans shall not exceed the Swingline Commitment.

Each request for an Extension of Credit (including extensions and conversions) and each acceptance by the Borrower of an Extension of Credit (including extensions and conversions) shall be deemed to constitute a representation and warranty by the Borrower and HAI as of the date of such Loan that the conditions in subsections (a) and (b) of this Section have been satisfied.

SECTION 5

COVENANTS

The Borrower and HAI agree that so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 8.1:

5.1 Maintenance of Business.

The Borrower and HAI shall, and shall cause each of their Subsidiaries to, preserve and maintain its existence other than as permitted by Section 5.14 or, with respect to immaterial Subsidiaries, as determined by the Borrower or HAI in their exercise of reasonable business judgment. The Borrower and HAI shall, and shall cause each of their Subsidiaries to, preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business. HAI shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any business activities substantially different from its present business, any other Eligible Line of Business, or any business reasonably related thereto, provided that, (i) in the case of any Subsidiary acquired in a Permitted Acquisition, such acquired Subsidiary (and its permitted successors) may also engage in the type of business activities in which such acquired Subsidiary was engaged immediately prior to such Permitted Acquisition, or any business reasonably related thereto, and (ii) in the case of a Person holding assets of an Acquired Business following a Permitted Acquisition, such Person may also engage in the type of business activities in which such Acquired Business was engaged immediately prior to such Permitted Acquisition, or any business reasonably related thereto.

5.2 Maintenance of Properties.

The Borrower and HAI shall maintain, preserve and keep its Material property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and the Borrower HAI shall cause each of their Subsidiaries to do so in respect of Property owned or used by it.

5.3 Taxes and Assessments.

Each of the Borrower and HAI shall (a) duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, and (b) shall cause each of their Subsidiaries (other than immaterial Subsidiaries) to duly pay and discharge, all material taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves in accordance with GAAP are provided therefor.

5.4 Insurance.

The Borrower and HAI shall insure and keep insured, and shall cause each of their Subsidiaries to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower and HAI shall insure, and shall cause each of their Subsidiaries to insure, such other hazards and risks (including employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The foregoing insurance requirements may be met through a captive insurance company with respect to such risks as are reasonably acceptable to the Administrative Agent; provided that the coverage limits of insurance policies written by the captive insurance company may not exceed $100,000,000 in the aggregate at any time and the premiums charged by the captive insurance company in any fiscal year may not exceed two times its statutory surplus as of the end of such fiscal year. The Borrower and HAI shall upon request furnish to the Administrative Agent or any Lender a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

5.5 Financial Reports.

The Borrower and HAI shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives (which delivery may be accomplished by posting such information to the Borrower’s website for access by the public) such information respecting the business and financial condition of the Borrower, HAI and their Subsidiaries as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Lenders:

(a) as soon as available, and in any event within forty-five (45) days (in the case of the first three fiscal quarters in each fiscal year) or ninety (90) days (in the case of the last fiscal quarter in each fiscal year) after the close of each quarterly accounting period of HAI a copy of the consolidated balance sheet of HAI and its Subsidiaries as of the close of such period and the consolidated statements of profit and loss and cash flows of HAI and its Subsidiaries for such period, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by HAI and certified to by the chief financial officer of HAI;

(b)(i) as soon as available, and in any event within ninety (90) days after the close of each annual accounting period of HAI, a copy of the annual audit report for HAI and its Subsidiaries as of the close of such period with accompanying financial statements (including consolidated balance sheet and profit and loss and cash flow statements of HAI and its Subsidiaries for such period), and accompanying notes thereto, together with unaudited consolidating financial statements of HAI and its Subsidiaries (including a balance sheet and profit and loss and cash flow statements of the Borrower and its Subsidiaries for such period) for such period, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by, in the case of the audited financial statements, an unqualified opinion thereon of Ernst & Young LLP or another firm of independent public accountants of recognized national standing, selected by HAI and satisfactory to the Required Lenders, to the effect that the audited financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of HAI and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; and

(b)(ii) as soon as available, and in any event within 120 days after the close of each annual accounting period of Lincolnshire Insurance Company PPC Ltd. (“Lincolnshire Insurance”), a copy of the annual audit report for Lincolnshire Insurance as of the close of such period with accompanying financial statements (including balance sheet and profit and loss and cash flow statements of Lincolnshire Insurance for such period), and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of Ernst & Young LLP or another firm of independent public accountants of recognized national standing, selected by Lincolnshire Insurance and satisfactory to the Required Lenders, to the effect that the financial statements have been prepared in accordance with UK GAAP, International Accounting Standards, or International Financial Reporting Standards, as applicable, and present fairly in accordance with UK GAAP, International Accounting Standards, or International Financial Reporting Standards, as applicable, the financial condition of the Lincolnshire Insurance as of the close of such fiscal year and the results of its operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; and

(c) within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default under Section 5.7 or Section 5.8, or, if such accountants have obtained knowledge of any such Default or Event of Default under Section 5.7 or Section 5.8, they shall disclose in such statement the nature and period of the existence thereof;

(d) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of HAI’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(e) promptly upon the filing thereof, copies of all registration statements, periodic reports or other reports HAI or any Subsidiary files with the Securities and Exchange Commission; and

(f) promptly after knowledge thereof shall have come to the attention of any Responsible Officer of the Borrower or HAI, written notice of (i) any Reportable Event as defined in Section 4043 of ERISA and the regulations issued thereunder, other than any such event as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, (ii) any threatened or pending litigation or governmental proceeding or labor controversy against HAI or any Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (iii) any material adverse change in the condition (financial or otherwise) or operations of the Borrower, HAI or any Subsidiary, or (iv) the occurrence of any Default or Event of Default hereunder.

Each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) of this Section shall be accompanied by a written certificate in the form attached hereto as Schedule 5.5 signed by the chief financial officer of HAI to the effect that to the best of the chief financial officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by HAI to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 5.7 and 5.8 of this Credit Agreement.

5.6 Inspection.

The Borrower and HAI shall, and shall cause each of their Subsidiaries to, permit the Administrative Agent, each Lender and each of their duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of the Borrower, HAI and each such Subsidiary, to examine and make copies of the books of accounts and other financial records of HAI and each such Subsidiary, and to discuss the affairs, finances and accounts of HAI and each such Subsidiary with, and to be advised as to the same by, its officers and independent public accountants (and by this provision HAI hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of HAI and of each Subsidiary) at such reasonable times, upon reasonable notice and reasonable intervals as the Administrative Agent or any such Lender may designate. Prior to the occurrence and continuance of a Default or Event of Default hereunder, the costs and expenses of such inspections shall be borne by the Lenders.

5.7 Interest Coverage Ratio.

The Borrower and HAI will not, as of the last day of any fiscal quarter of HAI, permit the Interest Coverage Ratio to be less than 2.00 to 1.0.

5.8 Leverage Ratio.

The Borrower and HAI will not, as of the last day of any fiscal quarter of HAI, permit the Leverage Ratio to exceed 2.50 to 1.00.

5.9 Distributions.

The Borrower will not during any fiscal year declare or pay any distributions to HAI or any other Person and HAI will not during any fiscal year declare or pay any distributions to any of its Subsidiaries or any other Person, if at the time of any such distribution a Default or Event of Default shall have occurred and be continuing hereunder or would occur as a result thereof.

5.10 Indebtedness.

HAI and the Borrower shall not, nor shall they permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness; provided, however, that the foregoing provisions shall not restrict nor operate to prevent:

(a) the Credit Party Obligations owing to the Lenders;

(b) Capitalized Lease Obligations and Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset provided that such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset and no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(c) Other Senior Debt;

(d) Indebtedness of HAI and the Borrower in an aggregate amount of up to $200,000,000 at any time outstanding in connection with Permitted Receivables Securitizations;

(e) Indebtedness and obligations owing under Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(f) other Indebtedness of HAI and the Borrower; provided that such other Indebtedness when combined with any Indebtedness outstanding under subsection (d) above, shall not exceed an aggregate principal amount of $250,000,000 at any time outstanding;

(g) subject to the limitations set forth in Section 5.12(g), intercompany loans and advances;

(h) Guaranties permitted under Section 5.12;

(i) performance or surety bonds entered into in the ordinary course of business; and

(j) Indebtedness incurred with respect to cash management services or other similar financial accommodations in the ordinary course of business

5.11 Liens.

The Borrower and HAI shall not, nor shall it permit any of their Subsidiaries to, create, incur or permit to exist any Lien of any kind on any Property owned by the Borrower, HAI or any such Subsidiary; provided, however, that this Section shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Borrower, HAI or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Borrower, HAI and their Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $5,000,000 at any one time outstanding;

(d) other Liens encumbering Property of the Borrower, HAI and their Subsidiaries with a book value not in excess of $25,000,000;

(e) Liens in connection with Permitted Receivables Securitizations;

(f) Liens in connection with purchase money Indebtedness or Capitalized Lease Obligations to the extent permitted under Section 5.10;

(g) Liens with respect to taxes or other governmental charges not yet due or being contested in good faith by appropriate proceedings;

(h) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(i) encumbrances arising under leases or subleases of real property that do not, in the aggregate over all such encumbrances, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(j) pledges or deposits in the ordinary course of business securing (i) the performance of bids, tenders, leases or contracts (other than for the repayment of borrowed money) or leases to which such Person is a party as lessee made in the ordinary course of business, (ii) indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money), (iii) public or statutory obligations or surety, custom or appeal bonds or (iv) indemnity, performance or other similar bonds; and

(k) precautionary filings in respect of operating leases or consignments.

5.12 Investments, Acquisitions, Loans, Advances and Guaranties.

The Borrower and HAI shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for travel advances and other similar cash advances made to employees in the ordinary course of business) to, any other Person, undertake any Acquisition, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within eighteen months of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within 365 days of the date of issuance thereof;

(c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $50,000,000 which have a maturity of one year or less, investments in high grade municipal securities, investments in other money market instruments with a maturity of one year or less and rated A or better and investments in mutual funds which invest only in short term government securities, certificates of deposit, high grade commercial paper and similar high grade money market instruments and high grade municipal securities;

(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e) investments of the type referenced in the Borrower’s short term investment policy as in effect on the Closing Date and as may be updated from time to time with the Administrative Agent’s approval;

(f) the Guaranties by the Borrower and HAI of the Indebtedness of their Subsidiaries permitted under Section 5.10;

(g) the Borrower’s and HAI’s investments from time to time in their Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries, provided that (x) the incremental additional investments of the Borrower and HAI in their Subsidiaries after the Closing Date comprised of funds advanced from the Borrower or HAI to such Subsidiaries, whether in the form of contributions to equity capital or loans or advances (but excluding non-cash, book entry advances), plus (y) the aggregate value of Property transferred from the Borrower to its Subsidiaries (in excess of any cash consideration or consideration in the form of Property of a type similar to that transferred received from such Subsidiaries therefor) after the Closing Date, shall not exceed 5% of Total Assets in any fiscal year;

(h) investments, loans, advances and Guaranties in addition to those otherwise permitted by this Section 5.12, provided that the aggregate amount of such investments, loans, advances and Guaranties does not at any time exceed $50,000,000;

(i) Permitted Acquisitions;

(j) investments existing as of the Closing Date and set forth on Schedule 5.12(j);

(k) investments in accounts, payment intangibles and chattel paper, notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Borrower or its Subsidiaries; and

(l) investments received in settlement of amounts due to the Borrower or any Subsidiary effected in the ordinary course of business.

In determining the amount of investments, Acquisitions, loans, advances and Guaranties permitted under this Section, investments and Acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and Guaranties shall be taken at the amount of obligations guaranteed thereby.

5.13 Use of Proceeds.

The Borrower shall use the credit extended under this Credit Agreement solely for the purposes set forth in, or otherwise permitted by, Section 3.4.

5.14 Mergers, Consolidations and Sales.

The Borrower and HAI shall not, nor shall it permit any Restricted Subsidiary to, be a party to any merger or consolidation, or during any fiscal year sell, transfer, lease or otherwise dispose of (whether in a single transaction or in multiple transactions) all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, lease or other disposition of Property of HAI and its Subsidiaries to one another in the ordinary course of its business;

(c) the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the Person surviving the merger;

(d) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(f) sales or other dispositions (whether as part of a sale and leaseback transaction or otherwise) of fixed assets within 180 days of the acquisition thereof;

(g) the sale, transfer, lease or other disposition of Property of HAI or any Restricted Subsidiary (including any disposition of Property as part of a sale and leaseback transaction but excluding dispositions permitted pursuant to the preceding clause (f)) in an amount for the Borrower and its Restricted Subsidiaries aggregating not more, during any fiscal year of the Borrower, than 5% of Total Assets as of the last day of the immediately preceding fiscal year computed on a consolidated basis in accordance with GAAP;

(h) any sale, transfer, contribution, conveyance or other disposition of Property of the Borrower or any of its Subsidiaries in connection with a Permitted Receivables Securitization;

(i) transfers permitted under Section 5.12(g); and

(j) assignments of intellectual property in the ordinary course of business.

5.15 Maintenance of Subsidiaries.

Except as permitted pursuant to Section 5.14(g), each of the Borrower and HAI shall not, nor shall it permit any Restricted Subsidiary to, issue, assign, sell or transfer, any shares of Capital Stock of a Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary); provided that the foregoing shall not operate to prevent the issuance, sale and transfer to any person of any shares of Capital Stock of a Restricted Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Restricted Subsidiary.

5.16 ERISA.

Each of the Borrower and HAI shall, and shall cause each of their Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. The Borrower and HAI shall, and shall cause each of their Subsidiaries to, promptly notify the Administrative Agent and each Lender of (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any such Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any such Subsidiary with respect to any post-retirement Welfare Plan benefit.

5.17 Compliance with Laws.

Each of the Borrower and HAI shall, and shall cause each of their Subsidiaries to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could reasonably be expected to have a Material Adverse Effect or could result in a Lien upon any of their Property except as permitted under Section 5.11.

5.18 Burdensome Contracts with Affiliates.

Each of the Borrower and HAI shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with HAI and its Subsidiaries) or HAI on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

5.19 No Changes in Fiscal Year.

Each of the Borrower and HAI shall not, nor shall it permit HAI or any Subsidiary to, change its fiscal year from its present basis without the prior written consent of the Required Lenders, except that each of HAI and the Borrower may change its fiscal year end to December 31, provided that, prior to such change becoming effective, the Borrower and HAI and the Required Lenders have entered into an amendment to the provisions of this Credit Agreement with respect to the effects of such change on the provisions hereof.

5.20 Amendments to Articles and Operating Agreement.

The Borrower and HAI shall not amend or modify its organizational documents in any manner which might materially and adversely affect the rights of the Lenders or any holder of any Credit Party Obligations hereunder (it being agreed that amendments for the purpose of admitting additional members, or reflecting deaths, retirements, resignations, withdrawals or removals of members will not be deemed to have such an adverse effect and amendments permitting members to incorporate and such corporations to become members of the Borrower or HAI shall not be deemed to have such an adverse effect).

5.21 No Further Negative Pledges.

Enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Credit Agreement and the other Credit Documents, (b) pursuant to any Other Senior Debt and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

SECTION 6

EVENTS OF DEFAULT

6.1 Events of Default.

Any one or more of the following shall constitute an Event of Default:

(a) default (x) in the payment when due of the principal amount of any Loan or in the reimbursement when due of any LOC Obligation or (y) for a period of five (5) Business Days in the payment when due of interest or of any other Credit Party Obligation, provided that the making of an Alternate Base Rate Loan or Swingline Loan or conversion of a Loan into an Alternate Base Rate Loan under the circumstances described in Section 2.6 shall not, in and of itself, constitute a default in the payment when due of the principal amount of a Loan or in the reimbursement when due of an LOC Obligation; or

(b) default in the observance or performance of any covenant set forth in Sections 5.1 (with respect to the existence of the Borrower), 5.5(f)(iv), 5.7, 5.8, 5.9, 5.10 (with respect to the Borrower), 5.11 (with respect to Liens voluntarily entered into by the Borrower), 5.13, 5.14, 5.15, 5.16 or 5.20; or

(c) default in the observance or performance of any other provision hereof or of any other Credit Document (x) which, in the case of a default with respect to Sections 5.10 (with respect to a Subsidiary), 5.11 (with respect to Liens voluntarily entered into by a Subsidiary), 5.12, 5.18 or 5.19, is not remedied within fifteen (15) days, and (y) in the case of any other default, is not remedied within thirty (30) days, in the case of defaults described in clauses (x) and (y), after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or HAI or (ii) written notice thereof is given to the Borrower or HAI by the Administrative Agent or any Lender; or

(d) any representation or warranty made or deemed (pursuant to Section 4.2) made by the Borrower or HAI herein or in any other Credit Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Extension of Credit made hereunder, proves untrue in any material respect (other than such representations and warranties which have a materiality qualifier contained therein, in which case such representations and warranties shall prove untrue as written) as of the date of the issuance or making thereof; or

(e) any default shall occur under any Indebtedness issued, assumed or guaranteed by the Borrower, HAI or any Subsidiary aggregating $10,000,000 or more or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated) or any such Indebtedness shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

(f) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $1,000,000 shall be entered or filed against the Borrower, HAI or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of sixty (60) days; or

(g) The Borrower, HAI or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $50,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(h) dissolution or termination of the existence of the Borrower or any Restricted Subsidiary; or

(i) The Borrower, HAI or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 6.1(j); or

(j) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, HAI or any Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 6.1(i)(v) shall be instituted against the Borrower, HAI or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) days; or

(k) a Change of Control shall have occurred; or

(l) any Credit Document shall fail in any material respect to be in full force and effect or to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby, or the Borrower, HAI or any Person acting by or on behalf of the Borrower or HAI shall deny or disaffirm any Credit Party Obligation.

6.2 Non-Bankruptcy Defaults.

When any Event of Default other than those described in Sections 6.1(i)(i), 6.1(i)(iii), 6.1(i)(iv), 6.1(i)(v), 6.1(i)(vi), or 6.1(j) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans and all other amounts due under the Credit Documents to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent, subject to Section 6.4, the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment. The Administrative Agent, after giving notice to the Borrower pursuant to Section 6.1(c) or this Section 6.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

6.3 Bankruptcy Defaults.

When any Event of Default described in subsections (i) (other than clause (ii) thereof) or (j) of Section 6.1 has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent, subject to Section 6.4, the full amount then available for drawing under all outstanding Letters of Credit.

6.4 Collateral for Undrawn Letters of Credit

(a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.7 or under Section 6.2 or 6.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent, and to the payment of the unpaid balance of any other Credit Party Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the Issuing Lender. If and when requested by the Borrower, and for the benefit of the Borrower (to the extent the amounts on deposit in the Collateral Account exceed the Credit Party Obligations secured thereby), the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of eighteen months or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the Issuing Lender, the Administrative Agent or the Lenders; provided, however, that if (i) the Borrower shall have made payment of all such obligations referred to in subsection (a) above, (ii) if deemed reasonably necessary by the Issuing Lender, all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Commitments, Loans or other Credit Party Obligations remain outstanding hereunder, then the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

SECTION 7

AGENCY PROVISIONS

7.1 Appointment.

Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against the Administrative Agent.

7.2 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

7.3 Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by the Borrower of any of the agreements contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of the Borrower.

7.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Credit Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

7.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

7.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

7.7 Indemnification.

The Lenders agree to indemnify the Administrative Agent in its capacity hereunder (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section 7.7 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

7.8 Administrative Agent in Its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

7.9 Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ prior notice to the Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Credit Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (so long as not Event of Default has occurred and is continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 7.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

7.10 Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

7.11 Other Agents, Arrangers and Managers.

None of the Lenders or other Persons identified on the front page or signature pages of this Credit Agreement as “Syndication Agent,” “Lead Arranger” or “Book Manager” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

SECTION 8

MISCELLANEOUS

8.1 Amendments and Waivers.

Neither this Credit Agreement, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon or reduce the amount of any LOC Obligation or other amounts owing in respect thereof, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; or

(ii) amend, modify or waive any provision of this Section 8.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii) amend, modify or waive any provision of Section 7 without the written consent of the then Administrative Agent; or

(iv) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of the Required Lenders or of all Lenders as appropriate; or

(v) amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(vi) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.11(b) without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(vii) release the Guarantor from its obligations under the Guaranty, without the written consent of all the Lenders;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Borrower, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Section 7 (other than the provisions of Section 7.9); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver. In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided further, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (B) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

8.2 Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case addressed as follows in the case of the Borrower, and the Administrative Agent, and as set forth on Schedule 8.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

if to the Borrower:

Hewitt Associates L.L.C.
100 Half Day Road
Lincolnshire, Illinois 60069
Attn: John L. Szajna, Treasury Manager
Telephone:	(847) 771-6488
Telecopy:	847-913-9327

Hewitt Associates L.L.C.
100 Half Day Road
Lincolnshire, Illinois 60069
Attn: Richard M. Emrich, CTP, Corporate Cash Manager
Telephone:	(847) 771-6639
Telecopy:	(847) 771-7904

with a copy to:

Hewitt Associates L.L.C.
100 Half Day Road
Lincolnshire, Illinois 60069
Attn: Mark Sproat
Telephone:	(847) 771-6820
Telecopy:	(847) 771-7906

if to the Administrative Agent:

Wachovia Bank, National Association
201 S. College Street, CP-8
Charlotte, NC 28288

Attn: Syndication Agency Services
Telephone: (704) 715-9297
Telecopy: (704) 383-0288 or (704) 383-0835

with a copy to:

Wachovia Bank, National Association
301 S. College Street, 6th Floor
Charlotte, NC 28288
Attn: Ron Fry
Telephone: (704) 715-1070
Telecopy: (704) 383-7611

(b) Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

8.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full.

8.5 Payment of Expenses and Taxes.

The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent and the Joint Lead Arrangers, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and the other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders, (c) on demand, to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, (d) to pay or reimburse each Lender and the Administrative Agent for any costs, fees or expenses incurred in connection with any investigation (including, without limitation, background checks) performed to determine whether the Borrower or any of its Subsidiaries or any officer, director, shareholder or affiliate of the Borrower or any of its Subsidiaries has violated any Anti-Terrorism Laws or other similar law and (e) to pay, indemnify, and hold each Lender and the Administrative Agent and their Affiliates harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, settlement costs), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans (all of the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to the Administrative Agent or any Lender with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of the Administrative Agent or any such Lender, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section 8.5 shall survive repayment of the Loans, Notes and all other Credit Party Obligations.

8.6 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of any Participant if the Participant’s participation is not increased as a result thereof) or reduce the amount of any LOC Obligation or other amounts owing in respect thereof, or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Credit Agreement. In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 8.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided further, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender may, in the ordinary course of its lending business and in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate or Related Fund thereof and, with the consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (in each case, which consent shall not be unreasonably withheld or delayed), to one or more additional banks or financial institutions or entities (“Purchasing Lenders”), all or any part of its rights and obligations under this Credit Agreement and the Notes in minimum amounts of $5,000,000 with respect to its Commitment and Loans (or, if less, the entire amount of such Lender’s obligations), pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender and such transferor Lender (and, to the extent required above, the Administrative Agent and the Borrower), and delivered to the Administrative Agent for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Credit Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Credit Agreement, such transferor Lender shall cease to be a party hereto; provided, however, that such Lender shall still be entitled to any indemnification rights hereunder). Such Commitment Transfer Supplement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Credit Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrower shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement new Notes to the order of such Purchasing Lender, to the extent requested by such Purchasing Lender, in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “canceled”.

(d) The Administrative Agent shall maintain at its address referred to in Section 8.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender, as agreed between them, of a registration and processing fee of $3,500 for each Purchasing Lender listed in such Commitment Transfer Supplement and the Notes subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.

(f) The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of HAI and its Subsidiaries prior to becoming a party to this Credit Agreement, in each case subject to Section 8.15.

(g) At the time of each assignment pursuant to this Section 8.6 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Tax Exempt Certificate) described in Section 2.17.

(h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank in accordance with applicable laws.

8.7 Adjustments.

Each Lender agrees that if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, pursuant to events or proceedings of the nature referred to in Section 6.1(i) or (j), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment with respect to such portion as fully as if such Lender were the direct holder of such portion.

8.8 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

8.9 Counterparts.

This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

8.10 Effectiveness.

This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent (or counsel to the Administrative Agent) or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

8.11 Severability.

Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.12 Integration.

This Credit Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

8.13 GOVERNING LAW.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

8.14 Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against the Borrower with respect to this Credit Agreement, any Note or any of the other Credit Documents may be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New

York, and, by execution and delivery of this Credit Agreement, the Borrower accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement, any Note or any other Credit Document from which no appeal has been taken or is available. The Borrower irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Borrower to be effective and binding service in every respect. Each of the Borrower, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect any right that any party hereto may have to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower in the court of any other jurisdiction.

8.15 Confidentiality.

The Administrative Agent and each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, affiliates, auditors or counsel or to another Lender) any information with respect to the Borrower, HAI and their Subsidiaries which is furnished pursuant to this Credit Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein and which is designated by the Borrower to the Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that any Lender may disclose any such information (a) as has become generally available to the public other than by a breach of this Section 8.15, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the OCC or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender, it being acknowledged and agreed that such Lender will endeavor, but shall not be obligated, to provide prior notice to the Borrower if practicable, (d) to any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 8.6; provided that such prospective transferee shall have agreed to the terms of this Section 8.15, (e) to any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to the Borrower and its obligations; provided that such prospective transferee shall have agreed to be bound by the confidentiality provisions set forth in this Section, (f) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications or (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Hedging Agreement entered into with a Hedging Agreement Provider.

8.16 Acknowledgments.

The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Credit Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c) no joint venture exists among the Lenders or among the Borrower and the Lenders.

8.17 Waivers of Jury Trial.

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 9

GUARANTY

9.1 The Guaranty.

In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Guaranteed Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantor from the Extensions of Credit hereunder and any Guaranteed Hedging Agreement, the Guarantor hereby agrees with the Administrative Agent, the Lenders and the Hedging Agreement Providers as follows: the Guarantor hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower to the Administrative Agent, the Lenders and the Hedging Agreement Providers. If any or all of the indebtedness becomes due and payable hereunder or under any Guaranteed Hedging Agreement, the Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Guaranteed Parties or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Guaranteed Parties in collecting any of the Credit Party Obligations. The word “indebtedness” is used in this Section 9 in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrower arising in connection with this Credit Agreement, the other Credit Documents or any Guaranteed Hedging Agreement, including specifically all Credit Party Obligations, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of the Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of the Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, Bankruptcy Laws).

9.2 Bankruptcy.

Additionally, the Guarantor unconditionally and irrevocably guarantees the payment of any and all Credit Party Obligations of the Borrower to the Guaranteed Parties whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 6.1(i), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Guaranteed Parties, or order, on demand, in lawful money of the United States. The Guarantor further agrees that to the extent that the Borrower shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Guaranteed Party, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or the Guarantor, the estate of the Borrower or the Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

9.3 Nature of Liability.

The liability of the Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by the Guarantor, any other guarantor or by any other party, and the Guarantor’s liability hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking (except to the extent received and applied to the reduction by payment of the Credit Party Obligations) or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent or any Guaranteed Party on the Credit Party Obligations which the Administrative Agent or such Guaranteed Party repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

9.4 Independent Obligation.

The obligations the Guarantor hereunder are independent of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not action is brought against the Borrower and whether or not the Borrower is joined in any such action or actions.

9.5 Authorization.

The Guarantor authorizes the Administrative Agent and each Guaranteed Party without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement and any Guaranteed Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from the Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, the Guarantor, the Borrower or other obligors.

9.6 Reliance.

It is not necessary for the Administrative Agent or any Guaranteed Party to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.7 Waiver.

(a) The Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Guaranteed Party to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Guaranteed Party’s power whatsoever. The Guarantor waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Guarantor waives any defense based on any law, regulation, decree or order of any jurisdiction or any event affecting any term of a guaranteed obligation. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and the Commitments have been terminated. The Guarantor waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrower or any other party or any security.

(b) The Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which the Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise the Guarantor of information known to it regarding such circumstances or risks.

(c) The Guarantor hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of any Guaranteed Party against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to such Guaranteed Party (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any other party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Commitments have been terminated. The Guarantor hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent or any Guaranteed Party now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Guaranteed Parties to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full and the Commitments have been terminated.

9.8 Limitation on Enforcement.

The Guaranteed Parties agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Guaranteed Party shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Guaranteed Parties under the terms of this Credit Agreement and under any Guaranteed Hedging Agreement. The Guaranteed Parties further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantor.

9.9 Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the indebtedness and obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantor or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 9.2.

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HEWITT ASSOCIATES LLC

CREDIT AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	HEWITT ASSOCIATES L.L.C.,
an Illinois limited liability company

	By:	/s/ C.L. Connolly, III
	Name:	C.L. Connolly, III
	Title:	Secretary

HEWITT ASSOCIATES, INC.,
a Delaware corporation

	By:	/s/ C.L. Connolly, III
	Name:	C.L. Connolly, III
	Title:	Secretary

HEWITT ASSOCIATES LLC

CREDIT AGREEMENT

LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION,
individually in its capacity as a
Lender and in its capacity as Administrative Agent

	By:	/s/ Ronald J. Fry
	Name:	Ronald J. Fry
	Title:	Associate

HEWITT ASSOCIATES LLC

CREDIT AGREEMENT

HARRIS TRUST AND SAVINGS BANK,
as a Lender

By:	/s/ Mark W. Pickos
Name:	Mark W. Pickos
Title:	Director

HEWITT ASSOCIATES LLC

CREDIT AGREEMENT

JPMORGAN CHASE BANK,
as a Lender

By:	/s/ Sabir A. Hashmy
Name:	Sabir A. Hashmy
Title:	Vice President

HEWITT ASSOCIATES LLC

CREDIT AGREEMENT

CITIBANK, N.A.,
as a Lender

By:	/s/ Andrew L. Kreege
Name:	Andrew L. Kreege
Title:	Vice President

HEWITT ASSOCIATES LLC

CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Brendan A. Lawlor
Name:	Brendan A. Lawlor
Title:	Senior Vice President

HEWITT ASSOCIATES LLC

CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Andrew T. Cavallari
Name:	Andrew T. Cavallari
Title:	Vice President